EXHIBIT 10.1
UTA Capital LLC
100 Executive Drive, Suite 330
West Orange, NJ 07052
Terms for Continued Forbearance and Borrower’s Restructuring Plan
This Term Sheet is intended to be a binding obligation of the parties hereto and constitutes a commitment of Borrower, J. Ram Ajjarapu and Lender to support and implement the restructuring plan describe herein, subject to further assurances, the Lender’s right to request definitive documentation, and the other terms and conditions provided herein.
Laxai Pharma, Ltd. and OSR Holding Corp. Restructuring Plan

Existing Loan and Security Documentation:
Reference is made to the existing:

(i) Note and Warrant Purchase Agreement by and between Laxai Pharma, Ltd., an Israeli company (“Borrower” or the “Company”) and UTA Capital LLC, a Delaware limited liability company (“Lender” or “UTA”), dated as of March 2, 2010 (the “NWPA”), as modified by the Loan Extension and Modification Agreement effective as of July 31, 2010 (the “Modification Agreement”)

(ii) Modification Agreement;

(iii) Amended And Restated Senior Secured Bridge Note dated as of July 1, 2010 (the “Amended Note”),

(iv) Individual Guaranty of J. Ram Ajjarapu (“JRA”) executed and delivered as of March 2, 2010 (the “PG”);

(v) Deposit Account Control Agreement dated as of March 15, 2010 among OSR Holding Corp. (the “Subsidiary” and, with any other subsidiaries or controlled affiliates of the Borrower, the “Subsidiaries”), Lender and Wachovia Bank, N.A. (the “DACA”);

(vi) Company Pledge and Security Agreement, Subsidiary Guarantee, Pledge and Security Agreement, Shareholder Pledge and Security Agreement, and Membership Interest Pledge and Security Agreement (each of the foregoing as defined in the NWPA and, collectively, with the DACA, being the “Collateral Agreements);

(vi) Ordinary Shares Purchase Warrant for up to 5,800,000 shares issued March 2, 2010, and the Ordinary Shares Purchase Warrant issued as of July 1, 2010 for up to 2,020,000 shares (collectively, the “Warrants”).

The NWPA, Modification Agreement, Amended Note, PG, DACA and Collateral Agreements are referred to as the “Loan Documents” and, with the Warrants, as the “Transaction Documents.”

This Term Sheet shall constitute an amendment and restatement of each of the Loan Documents, but only to the extent of the terms specified herein. Except as and to the extent modified by this Term Sheet, all terms and conditions of the Loan Documents shall remain in full force and effect.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Transaction Documents.

Lender Forbearance:
Lender agrees that, subject to continued performance and compliance by the Borrower, Subsidiary and JRA with the terms and conditions of this Term Sheet and of the Transaction Documents as modified hereby, it will not exercise its remedies under the Loan Documents with respect to any past breaches by Borrower, Subsidiary or JRA or past Events of Default which arose prior to the execution and delivery of this Term Sheet and which were the subject of a notice of default from the Lender.

Extension of Maturity Date:	The new Maturity Date of the Amended Note shall be December 15, 2011 (the “Extended Maturity Date”).

Principal Amortization:
Borrower shall make commercially reasonable best efforts to repay at least $0.2 million of the outstanding principal balance of the Amended Note by June 1, 2011. Should Borrower be unable to do so, its failure to do so shall not be an Event of Default, but Borrower shall then immediately issue to UTA or its designee a 5-year warrant to purchase up to 1 million shares of Company common stock at $0.02 per share, and otherwise having terms comparable to those in the Warrants.

Events of Default:
In addition to the existing Events of Default set forth in the Amended Note, a breach by the Borrower or any of the Subsidiaries of the terms and conditions of this Term Sheet shall, if continuing unremedied for a period of five (5) days after written notice to Borrower or Subsidiary (as applicable) of such default, constitute an Event of Default under the Amended Notes and the Collateral Agreements.

Conversion of Loan Balance:
A portion of the principal balance of the Amended Note in the amount of $240,000 is hereby irrevocably converted into 4,800,000 Ordinary Shares (the “Conversion Shares”) at the above-fair market value rate of $0.05 per share. The Conversion Shares shall be deemed validly issued and outstanding and entitled to full voting and other legal rights regardless of the absence of physical certificates, but Borrower shall promptly cause such physical certificates to be issued in the name of Lender or its designee. Borrower, Lender and JRA agree that the fair market value of the Conversion Shares as of the date hereof is $48,000 ($0.01/share)

Interest Rate:	The Interest Rate for the Amended Note effective immediately and until the Extended Maturity Date shall continue to be 15% per annum,.

Current Loan Balance; Acknowledgements:
The parties agree that after giving effect to prior application of $100,000 of the LALS Cash AR Security Amount and the conversion of $240,000 of debt to equity effected by this Term Sheet, the principal balance of the Amended Note is now $1,100,000.

Borrower, JRA and Subsidiary each acknowledge that the Amended Note constitutes a legal, valid, binding and enforceable obligation of the Borrower to UTA that is not subject to any credit, offset, defense, cause of action, setoff, counterclaim or adjustment of any kind, and is secured by the liens and security interests created and granted in or pursuant to the Collateral Agreements, which liens and security interests are legal, valid, binding and enforceable security interests in the Collateral, in each case fully perfected and prior and superior in right to any other person, and that this Term Sheet in no manner impairs or adversely affects such liens and security interests.

Personal Guarantee Recourse Limited to Bad Acts:
The amount of the Obligations guaranteed by JRA pursuant to the PG shall hereafter be limited to those arising out of or in connection with the following: (a) if JRA at any time prior to execution and delivery of this Term Sheet engaged in acts or omissions, whether as a director, officer, employee or controlling person, that constituted (i) fraud or intentional misrepresentation of material facts in connection with the original loan from UTA, or (ii) fraud, embezzlement or criminal conduct that resulted in economic or financial damage to the Borrower or to its ability to repay the Amended Note (any of the foregoing being “Prior Acts or Omissions”); (b) if JRA at any time after execution and delivery of this Term Sheet engages in acts or omissions, whether as a director, officer, employee or controlling person, that constitute (i) fraud or intentional misrepresentation in connection with the original loan from UTA or in connection with this Term Sheet, (ii) gross negligence or willful misconduct, (iii) removal or disposal of any property of the Borrower or JRA after an Event of Default, (iv) misappropriation, misapplication or conversion of any proceeds of Borrower or any Subsidiary’s accounts receivable or other collateral or assets of Borrower or of any of the Subsidiaries, (v) intentional breach of the Loan Documents, or (vi) criminal conduct; (c) if Schedules A or B hereto (which Schedules are being exchanged contemporaneously with execution of this Term Sheet by separately confirmed letter or email) are not true, correct and complete in all material respects; or (d) if JRA willfully or in bad faith interferes with, hinders or delays the exercise of UTA’s or the Borrower’s rights and remedies under this Term Sheet (any of the foregoing being “Subsequent Acts or Omissions”); provided, however, that JRA shall have no liability under the PG, as amended hereby, for Prior Acts or Omissions specifically identified in detail on Schedule C hereto (which Schedule is being exchanged contemporaneously with execution of this Term Sheet by separately confirmed letter or email) unless and until Subsequent Acts or Omissions shall exist or occur.

Transfer of Ordinary Shares from JRA and Affiliates
JRA and Raca Investors, L.P., a limited partnership (“RACA”) which is an affiliate of JRA and a principal shareholder of the Company and which has previously pledged 31,151,842 ordinary shares of the Company to UTA as security of the obligations under the Amended Note, hereby transfer and assign, for no additional consideration, 12 million ordinary shares (the “Transferred Shares”) of the Company to UTA or its designees, who shall acquire all right, title and interest in the Transferred Shares, free of all liens and encumbrances other than the existing lien and security interest of UTA, except that:

(i) 2 million of the Transferred Shares shall be reconveyed to RACA when the Company’s SEC Report on Form 10-K for the year ended December 31, 2010 is filed, provided that the filing occurs by April 20, 2011;

(ii) 2 million of the Transferred Shares shall be reconveyed to RACA if the Amended Note is repaid in full on or prior to the Extended Maturity Date; and

(iii) of the remaining 8 million Transferred Shares, up to 3 million shares shall be reconveyed to RACA if the Amended Note is repaid in full prior to the Extended Maturity Date, with UTA or its designees becoming indefeasibly vested in those 3 million Transferred Shares (and RACA no longer having any right to a reconveyance of such shares) at the rate of 300,000 shares on the 15th of each month commencing on February 15, 2011 and ending on November 15, 2011.

Five (5) million of the Transferred Shares shall not at any time be subject to any contingent rights of reconveyance to RACA.

As and when any Transferred Shares are to be reconveyed to RACA, 80% of such otherwise reconveyed Transferred Shares (the “Contributed Shares”) shall instead be automatically, without further action of RACA, contributed and assigned by RACA, for no additional consideration, to the Company, and shall be held as treasury shares available for issuance or as reserved but unissued shares for any lawful corporate purpose approved by the Company’s Board of Directors; provided, however, that such contribution requirement shall terminate when the total number of Contributed Shares equals two (2) million shares.

The Transferred Shares shall include all shares beneficially held by JRA, RACA or other affiliates of JRA which are not included in the shares previously pledged by RACA to the Lender.

Company Board of Directors; Subsidiary Board of Directors:
Effective upon execution of this Term Sheet, the Company’s Board of Directors shall consist of three directors: (i) JRA or his designee, (ii) E. Thomas Layton (“Layton”) or another designee of UTA, and (iii) another individual designated by the holders of a majority of the ordinary shares purchased for cash by those equity investors who invested in the Company’s private placement prior to March 2, 2010 (the “Equity Investor Director”). Any member of the Board may call a meeting of the Board of Directors on five business days’ prior written or confirmed email notice to the other directors. The Chairman shall not have any rights as a director not enjoyed by any other director.

Effective upon execution of this Term Sheet, each Subsidiary’s Board of Directors shall consist of three directors: (i) JRA or his designee, (ii) Layton or another designee of UTA, and (iii) the Equity Investor Director. Any member of the Board of a Subsidiary may call a meeting of the Board of Directors of the Subsidiary on five business days’ prior written or confirmed email notice to the other directors.

Certain Actions Requiring Board Approval:
The parties hereto agree that approval by vote or written consent of:

(a) all of the members of the Board of Directors of the Company and/or Subsidiary, as applicable, shall be required for the:

(i) commencement of any litigation by or on behalf of the Company and/or the Subsidiary, whether as direct or derivative action, against UTA, JRA, or any current or former officer or director of the Company or the Subsidiary; and

(b) a majority of the Board of Directors of the Company and/or Subsidiary, as applicable, shall be required for the:

(i) filing or other commencement of a federal or state bankruptcy or insolvency petition or proceeding by or on behalf of Borrower or any Subsidiary; or

(ii) commencement or consummation of any equity or debt financing of the Company or any Subsidiary.

The foregoing shall not imply that Board action or approval is not required for any other action or event that under applicable corporate law would normally require Board action or approval.

Certain Financings to Be Approved:
UTA agrees that it shall cause its Board designee to vote for or consent to (x) any equity financing of the Company that fully repays all obligations to UTA under the Amended Note, provided it is offered the opportunity to participate in any such equity financing on a basis that maintains its beneficial ownership percentage of Company equity, and (y) any debt financing that fully repays all obligations to it under the Amended Note.

JRA agrees that it shall cause its Board designee to vote for or consent to any debt financing that fully repays all obligations to UTA under the Amended Note.

Voting Agreement:
The parties hereto agree to vote any and all shares of the Company now held or hereafter acquired by them or their family members or affiliates as follows:

(1) for the election and re-election of a Company Board of three directors consisting of (x) Layton or another designee of UTA as a director of the Company, (y) JRA or a designee of JRA as a director, and (z) the Equity Investor Director;

(2) for the election and re-election of Layton as Chairman, Chief Executive Officer (CEO) and President and Chief Financial Officer (CFO) of the Company and of each of the Subsidiaries;

(3) for the implementation of cash and asset control and collection and financial reporting policies and procedures consistent with this Term Sheet and prevailing business practices for public companies;

(4) for approval of the executive compensation matters described below; and

(5) for the implementation of the corporate migration described below.

This voting agreement shall survive until the first to occur of (i) the Amended Note being repaid in full or (ii) UTA ceasing to have beneficial ownership (calculated in accordance with SEC Rule 13d) of 3 million ordinary shares of the Company.

Company Equity Capital Structure:
The Company’s fully-diluted equity capitalization as of January 15, 2011 is as set forth on Schedule A. All shares of the Subsidiary are held by the Company, and there are no options, warrants or other rights to acquire equity of the Subsidiary held by any party other than the Company. The inclusion in Schedule A of any shares or other equity instruments as being issued or to be issued is not and should not be construed as an admission by the Company that any such shares or equity instruments represent valid and enforceable claims of equity ownership.

The parties agree to use commercially reasonable best efforts to terminate or otherwise mitigate the dilutive effect of any obligation to issue shares or options to Messrs. Maddipatla or Mallakunta or to any employee or consultant who has been terminated or is terminated within 30 days after execution and delivery of this Term Sheet (“Excess Equity Grants”).

The Company, JRA and RACA agree that any Excess Equity Grants, shall, to the extent not terminated by legal action or negotiated settlement within 90 days after execution and delivery of this Term Sheet, be satisfied (x) 25% by JRA transferring 25% of such number of shares (which shall not include Transferred Shares or Contributed Shares but may include shares previously pledged by RACA to UTA to the extent JRA and RACA have no further unpledged shares available) to the grantees of such Excess Equity Grants, and (y) 75% by the Company issuing 75% of the remaining Excess Equity Grants.

Company and Subsidiary Liabilities:	The Company’s indebtedness, guarantees, trade accounts payable and all other Company liabilities as of January 15, 2011 are as set forth on Schedule B.
The Subsidiary’s and each other Subsidiary’s indebtedness, guarantees, trade accounts payable and all other Subsidiary liabilities as of January 15, 2011 are as set forth on Schedule B.

The inclusion in Schedule B of any amounts as liabilities is not and should not be construed as an admission by the Company or the Subsidiary that any amounts represent valid and enforceable claims of creditors or other third parties.

The parties agree to use commercially reasonable best efforts over the next 90 days to negotiate, terminate or otherwise mitigate (including by conversion to equity) the impact of those liabilities as described on Schedules A/B under the columns “UTA agrees” and “To be Paid.”

Collateral:
All collateral which is the subject of the Collateral Agreements (other than pledged shares included in Transferred Shares, to the extent such shares are not required to be reconveyed to RACA) shall be released upon indefeasible repayment of the principal of, and all accrued interest on, the Amended Note.

Borrower and JRA Representations and Warranties:
Borrower, Subsidiary and JRA hereby jointly and severally (i) represent and warrant that the Schedules delivered concurrently herewith are true and correct, and (ii) acknowledge that the Lender and Layton are expressly relying on those representations and warranties and the accuracy of the Schedules as a material basis for entering into this Term Sheet. A breach of the foregoing representations and warranties shall constitute an Event of Default.

Changes in Company and OSR Holding Corp. Officers:
Effective immediately, Layton shall be Chairman, CEO and President and CFO of the Company and of each Subsidiary.

JRA hereby resigns from all officer and employee positions with the Company and any of the Subsidiaries. JRA hereby waives any and all claims to unpaid compensation or severance by reason of his past services, and confirms that no family member or affiliate of JRA is entitled to any compensation or reimbursement of expenses from the Company or any of the Subsidiaries. JRA agrees to promptly deliver to Layton all corporate, legal, financial and business records of the Company and each Subsidiary in his possession or under his control, and failure to so deliver any requested records within 5 business days after a written request shall constitute a breach of the Loan Documents and an Event of Default.

The officers of the Company shall also be officers of each of the Subsidiaries, with equivalent titles and responsibilities, but with no additional compensation.

Cash and Accounting Controls:
All receipts received from any Subsidiary or Company customers and clients shall be promptly deposited in the account which is the subject of the DACA or any successor account (the “Lockbox”), and all customers and clients of the Company and of any Subsidiary shall be directed at all times to direct the payments to the Lockbox.

At no time shall any Company or Subsidiary bank or investment accounts be maintained as to which UTA and the Company’s designated CFO, Layton, do not have full knowledge and access. Any disbursements from the Lockbox or from the Company/Subsidiary operating account shall require approval of Layton as CFO. Disbursements from the operating account may be made upon the signature or approval of Layton.

Layton shall present a rolling six-month operational budget, subject to review and approval by UTA and the Company’s Board of Directors. UTA shall approve all disbursements from the Lockbox to pay Company or any Subsidiary expenses which are not in conformity with such previously approved budget. UTA may delegate such approvals to Layton. The parties will cooperate in any process required to replace Wachovia as the Lockbox custodian.

Notwithstanding the foregoing, following an Event of Default funds in the Lockbox may be applied in such manner and for such purposes as UTA shall determine.

Officer and Director Compensation:
JRA shall be entitled to receive $5,000 per month (on a 1099 basis) for a minimum period of 12 months. Such compensation (“JRA Variable Compensation”) shall accrue monthly but shall be payable currently only if in such calendar month the consolidated free cash flow of the Company and all Subsidiaries after payment of all expenses of operation (including current interest and reimbursement of Lender expenses but not amortization of loan principal) but before all officer and director compensation (“Excess Cash Flow”), exceeds $15,000. Any amounts accrued and unpaid shall be deferred and subordinated to repayment of the Amended Note.

In addition, with respect to each acquisition closed by the Company within the next 24 months which was originated by JRA, there will be a finder’s fee of 5% of the value of the transaction consideration earned by JRA.

Layton shall be retained as Chairman, CEO and President, and CFO, with a minimum time commitment of 40 hours per week. In his capacity as President and CFO, Mr. Layton shall be entitled to receive a minimum of $8,000 per month (on a 1099 or W-2 basis) (“TL Fixed Compensation”). An additional $2,000 per month (“TL Variable Compensation”) shall accrue monthly but shall be payable currently only if in such calendar month the consolidated free cash flow of the Company and all Subsidiaries after payment of all expenses of operation (including current interest and reimbursement of Lender expenses but not amortization of loan principal) but before all officer and director compensation (“Excess Cash Flow”), exceeds $15,000. Any amounts accrued and unpaid shall be deferred and subordinated to repayment of the Amended Note.

Should Excess Cash Flow for any calendar month exceed $15,000 but be less than $30,000, JRA and Layton shall each be entitled to receive their pro rata share (calculated by reference to JRA Variable Compensation and TL Variable Compensation) of such Excess Cash Flow after payment of TL Base Compensation.

No other director or officer compensation shall be payable by the Company or any Subsidiary prior to repayment of the Amended Note without consent of UTA and the Board of Directors.

Officer and Director Restrictive Covenants:
Each of the directors and officers of the Borrower (including JRA) hereby agrees that he will not, directly or indirectly, whether individually or as an officer, director, employee, consultant or 5% or greater direct or indirect beneficial shareholder, member or partner of any company or enterprise:

(i) solicit business, payments or compensation for CR Services (as defined below) from any individual or entity who is at any time or was since February 1, 2010 a customer or client of any Subsidiary or the Company, whether as a primary direct customer or client or through a secondary or intermediary provider;

(i) employ or solicit the employment of (whether as an employee or consultant) any individual or entity who is at any time or was since February 1, 2010 employed or retained as a consultant by the Subsidiary or the Company; or

(iii) compete with any Subsidiary or the Company in the area of providing clinical research services, whether in the drug discovery and development area or elsewhere, including biostatistics, data management, CDISC consulting, medical writing, monitoring, regulatory, drug safety, and related training programs (collectively, “CR Services”).

The foregoing restrictive covenants shall terminate upon the first to occur of (i) 24 months from the date of this Term Sheet, or (ii) 12 months after repayment in full of the Amended Note, but as to any individual director or officer no later than 24 months after such individual ceases to provide services to the Company and any Subsidiary, and as to JRA shall terminate if the Company fails to pay JRA his JRA Variable Compensation for any two consecutive or non-consecutive months notwithstanding that the free cash flow condition to such payment has been met for such months.

Other Corporate Assets held by JRA Affiliates:
JRA shall cause and direct any JRA-affiliated companies holding personnel, licenses or other tangible or intangible assets, including H-1B or other visas currently utilized by personnel performing services for the Company or Subsidiaries, to continue to make such personnel, visas and other assets available for use by the Company and its Subsidiaries at no cost or expense, except that the Company shall reimburse at market rates the direct compensation and benefits costs actually incurred for those personnel whom the Company’s CEO, President and CFO individually identifies as required personnel and whom he does not wish to employ directly with the Company or a Subsidiary.

Within 60 days following the execution and delivery of this Term Sheet, the Company’s CEO, President and CFO shall identify those H-1B visas which are held by any JRA-affiliated companies which should be transferred to the Borrower or a Subsidiary, and JRA shall cause and direct the applicable JRA-affiliated company to effect such transfers immediately upon request of the Company, at the Company’s expense. After such 60-day period, the Company or its Subsidiaries may continue to use visas held by any JRA-affiliated company for employees or agents of the Company or its Subsidiaries, provided that the Company shall reimburse the holder of such visas at market rates for its direct costs actually incurred by such holder in making such visas available.

Use of Name:
JRA shall immediately cause each of his direct or indirect affiliates (other than the Borrower and OSR Holding Corp.) having a legal name or doing business under a name that includes the words “OSR” or “Laxai” to change their legal name to a name not including such words, and to refrain, for so long as the Borrower or OSR Holding Corp. is actively engaged in operations, from using or doing business under a name or description that includes the words “OSR” or “Laxai.”

Corporate Migration:	The parties shall cooperate to cause the Company to migrate its jurisdiction of organization from Israel to Delaware by June 1, 2011.

Release of JRA, Borrower and Subsidiary by UTA:
UTA, on behalf of itself and each of its affiliates, subsidiaries, representatives, directors, officers, employees, agents, administrators, predecessors and successors (collectively, the “UTA Releasing Parties”), hereby fully and forever releases, relinquishes, acquits and discharges the Company, Subsidiary and JRA and each of their respective affiliates, subsidiaries, prior and existing stockholders (in their capacities as such), divisions, representatives, directors, officers, employees, agents, administrators, predecessors and successors (collectively, the “Company Released Parties”), from any and all causes of action, complaints, contracts, debts, obligations, contributions, liens, indemnities, promises, demands, damages, losses, attorneys’ fees, other fees, costs, expenses, compensation, injuries, liability of any nature, type or description, or claims of any kind whatsoever, whether in law or in equity, direct or indirect, based on a contract, tort, statutory or other theory of recovery or rescission, but only to the extent specifically disclosed by the Company, Subsidiary or JRA to UTA and patent and not latent, but whether fixed or contingent, that any of the UTA Releasing Parties now have or ever had against any of the Company Released Parties through the date of this Agreement based on, arising out of, or in any way related to, UTA’s loan to or equity investment in the Company, including, without limitation, ownership of the Company’s securities or actions or omissions by the Company’s Board of Directors or officers (the “Company Released Claims”); provided, however, that nothing contained in this section shall release, relinquish, acquit, discharge or otherwise affect the representations or obligations of any party under the Transaction Documents or this Term Sheet. For the sake of clarity, the Company Released Claims do not include, without limitation, claims based on a breach of the Transactions Documents except to the extent specifically identified in detail by the Company Released Parties on Schedule C hereto (which Schedule is being exchanged contemporaneously with execution of this Term Sheet by separately confirmed letter or email), or claims under the PG as modified by this Term Sheet.

Release of UTA by Borrower, Subsidiary and JRA:
Each of the Company, the Subsidiary and JRA, on behalf of himself or itself and each of his or its respective affiliates, subsidiaries, representatives, directors, officers, employees, agents, administrators, predecessors and successors (collectively, the “Company Releasing Parties”), hereby fully and forever releases, relinquishes, acquits and discharges UTA and each of its affiliates, subsidiaries, partners and members (in their capacities as such), divisions, representatives, directors, officers, employees, agents, administrators, predecessors and successors (collectively, the “UTA Released Parties”), from any and all causes of action, complaints, contracts, debts, obligations, contributions, liens, indemnities, promises, demands, damages, losses, attorneys’ fees, other fees, costs, expenses, compensation, injuries or liability of any nature, type or description, or claims of any kind whatsoever, whether in law or in equity, direct or indirect, based on a contract, tort, statutory or other theory of recovery or rescission, known or unknown, suspected or unsuspected, patent or latent, fixed or contingent that the Company Releasing Parties now have or ever had against the UTA Released Parties through the date of this Agreement based on, arising out of or in any way related to, the Company, the Subsidiary, the UTA investment in the Company, the administration or funding thereof or the Transaction Documents (the “UTA Released Claims”); provided, however, that nothing contained in this section shall release, relinquish, acquit, discharge or otherwise affect the representations or obligations of any party under this Term Sheet. For the sake of clarity, the UTA Released Claims include, without limitation, claims based on the Transaction Documents or based on alleged usury or lender liability, including but not limited to claims alleging breach of the Transaction Documents, fraud, interference with Borrower’s contractual relationships, negligence, breach of covenant of good faith and fair dealing, breach of fiduciary duty, violations of federal anti-racketeering statutes, control of the Borrower, economic duress or prima facie tort.

Dismissal of Litigation:
Concurrently with execution and delivery of this Term Sheet, (a) the Borrower and Subsidiary are causing the Florida complaint filed in December 2010 against UTA to be dismissed, with prejudice, and (b) UTA is causing the New York State motion for summary judgment in lieu of complaint action commenced in January 2011 against JRA to be dismissed, but without prejudice. UTA covenants that it will not re-commence an action against JRA on the PG unless based on the terms of the PG as amended and modified as described above under “Personal Guarantee Recourse Limited to Bad Acts.”.

Reimbursement of Lender, Borrower and JRA Expenses:
Borrower shall pay to Lender all of Lender’s legal and other fees previously incurred relating to prior refinancing efforts or otherwise incurred in negotiation and documentation of this Term Sheet and the restructuring contemplated hereby. A minimum of $5,000 of such expenses shall be reimbursed upon execution and delivery of this Term Sheet, and the balance in six equal monthly installments, provided that the first monthly installment shall be no less than the Borrower legal expense payment made one month after execution and delivery of this Term Sheet, as described below. The Borrower shall pay (or reimburse JRA for) his legal expenses in negotiating this Term Sheet up to $2,500, payable within 10 days of the signing of this Term Sheet upon receipt of invoices from counsel for such services.

Borrower shall, as a mandatory element of the initial six-month budget, pay (or reimburse JRA for, to the extent he can document that he advanced funds for payment of) its legal expenses incurred in negotiation and documentation of this Term Sheet and the restructuring contemplated hereby. A minimum of $5,000 of such expenses shall be paid or reimbursed upon execution and delivery of this Term Sheet, and the balance (not to exceed $5,000) one month later, each upon receipt of invoices from counsel for such services.

Cancellation and Termination of Invalid Company Agreements:
The new CEO, President and CFO shall conduct a review of all prior Company and Subsidiary agreements. Any prior agreements entered into with parties other than UTA that were not, based on the review of corporate counsel, approved in accordance with applicable corporate law will be cancelled and terminated by the Company (or by the applicable Subsidiary) if such action is in the best interests of the Company and its creditors and equity holders. The purchase and sale of OSR Solutions, Inc. and OSR Enterprises, LLC from NexGen Biofuels, Inc. pursuant to agreements entered into as of December 1, 2010 shall not be subject to the foregoing cancellation and termination process unless a majority of the Board of Directors reasonably determines (without regard to the affiliated party aspects of such transactions) that such transactions, taken as a whole, either (x) conferred no material benefit on the Borrower or (y) resulted in the assumption of liabilities substantially disproportionate to the benefits to the Borrower.

Indemnification:
Borrower, Subsidiary and JRA will hold Lender harmless from any and all damages or liabilities arising in connection with this restructuring other than as a result of Lender’s fraud or willful misconduct.

Borrower and Subsidiary hereby confirm that JRA is and shall remain entitled to such statutory rights to indemnification by Borrower or Subsidiary as may be available to him under applicable Israeli or Delaware law or as may be available to him by the provisions of their respective articles of association, certificate of incorporation and/or bylaws as currently in effect.

Enforcement:	The following terms are an essential and material inducement for the Lender’s forbearance under this Term Sheet and agreement to the restructuring contemplated hereby.

Borrower, the Subsidiary and JRA acknowledge that their respective strict compliance with the terms of this Term Sheet is an essential and material element of consideration in UTA’s decision to exercise forbearance and to extend the Maturity Date of the Amended Note.

Borrower, Subsidiary and JRA each acknowledges that any breach of any of the provisions of this Agreement will result in serious and irreparable injury to UTA for which UTA cannot be adequately compensated by monetary damages alone. Each of Borrower, Subsidiary and JRA agrees, therefore, that, in addition to any other remedy that UTA may have, UTA shall be entitled to enforce the specific performance of this Term sheet and the Transaction Documents by any of the parties and to seek both temporary and permanent injunctive relief without the necessity of proving actual damages or posting a bond. Such remedies shall not be deemed to be the exclusive remedies for a breach by any of the parties of any of the provisions of this Agreement but shall be in addition to all other remedies available at law or equity to UTA.

In addition to, and not in lieu of, UTA’s existing remedies under the PG and the other Loan Documents following an Event of Default and the remedy of specific performance, JRA agrees that upon an Event of Default, any and all JRA’s rights (a) in and to the Transferred Shares, (b) to vote the Pledged Shares, (c) to serve as or receive compensation as a consultant of the Company or the Subsidiary, and/or (d) to require other parties hereto to vote for his designee as a director of the Company, shall automatically terminate and be null and void, without further action by JRA.

As a further inducement to Lender to agree to this restructuring, each of Borrower, Subsidiary and JRA hereby waives, to the maximum extent possible under law, any right to challenge UTA’s exercise of its remedies under the Loan Documents and this Term Sheet, whether such right or challenge might be asserted in an action in law, in equity or in connection with any bankruptcy proceeding of the Borrower, Subsidiary and/or JRA.

Expiration Date:	This Term Sheet shall expire if not accepted and agreed by the Borrower, Subsidiary, RACA and JRA on or before February 18, 2011.

Further Assurances; More Definitive Documentation:
Lender shall have the right to determine in its sole discretion, that additional more definitive documentation is required to properly protect its rights. Such documentation shall be reasonably satisfactory to Lender, Lender’s counsel, Borrower, and Borrower’s counsel. The documents are to be prepared by Lender’s counsel and reviewed by Borrower’s counsel.

If the parties have not entered into such requested definitive documents consistent with this Term Sheet and otherwise reasonably satisfactory to the Lender within 20 business days of Lender communicating such determination to the Borrower, Lender may declare an Event of Default.

The parties hereto agree that this Term Sheet is a Binding Agreement as defined in the Letter Agreement dated as of December 10, 2010 among the parties hereto (the “Pre-Negotiation Agreement”), and that the Pre-Negotiation Agreement is hereby terminated, effective as of February 11, 2011.

Governing Law and Venue:
This Term Sheet, the Loan Documents and any more definitive transaction documents will be governed by the laws of the State of New Jersey, without regard to the principles of conflict of laws thereof. The United States District Court for the Southern District of New York and the New York State courts in New York County shall be the exclusive venue for the adjudication of all disputes among the parties, except that Borrower and Subsidiary agree that any future Chapter 11 filing by either of the Borrower or Subsidiary that is filed while the Amended Note is outstanding or within 12 months following repayment of the Amended Note may be filed only in the State of Texas or the State of New Jersey, where the Borrower and Subsidiary maintain or intend to maintain material ongoing business operations. The foregoing provisions are intended to, and shall replace, any alternative or conflicting choice of law or jurisdiction provisions set forth in the Loan Documents.

Matters Relating to Chapter 11 Petitions:
Each of the Borrower, OSR Holding Corp., Lender and JRA agree to use their best efforts to cause the recently filed Chapter 11 petitions with respect to the Company and OSR Holding Corp. to be immediately withdrawn or dismissed, with no conditions attached to such withdrawal or dismissal, and the assets, operations and business of the Borrower and OSR Holding Corp. no longer subject to the jurisdiction of the Bankruptcy Court. Each of the parties hereto agrees not to seek sanctions or other disciplinary relief with respect to the filing of such Chapter 11 petitions.

To the extent the prompt withdrawal or dismissal of the Chapter 11 cases requires approval by the Bankruptcy Court of any party’s entry into this Term Sheet as a condition of its binding nature and effectiveness, all parties hereto agree to use their best efforts to seek such approval on an expedited basis. If the enforceability of this Term Sheet as against any party hereto requires such Bankruptcy Court approval, all other parties shall nonetheless remain bound hereby while such approval is being sought and obtained, unless such approval, despite best efforts, is not obtained within 15 business days of the execution of this Term Sheet.

The parties hereto agree to negotiate in good faith, using commercially reasonable efforts, more definitive documents for the restructuring transactions described herein if and when such additional definitive documentation is determined by Lender to be required or appropriate.
Please indicate your acknowledgment of the foregoing by returning to us a signed copy of this Term Sheet.
[Signature Page Follows]

Agreed and accepted February 18th, 2011

UTA CAPITAL LLC
By:	YZT MANAGEMENT LLC, its Managing Member

By:	/s/ Udi Toledano
	Name:	Udi Toledano
	Title:	Managing Member

LAXAI PHARMA, LTD.
By:	/s/ J. Ram Ajjarapu
	Name:	J. Ram Ajjarapu
	Title:	Executive Chairman

OSR HOLDING CORP.
By:	/s/ E. Thomas Layton
	Name:	E. Thomas Layton
	Title:	Chairman of the Board and CEO

/s/ J. Ram Ajjarapu
J. Ram Ajjarapu

RACA INVESTORS, L.P.

By:	/s/ Aruma Raj Ajjarapu
	Name:	Aruma Raj Ajjarapu
	Title:	Managing Partner

INTERNATIONAL CAPITAL PARTNERS, LLC
By:	/s/ Aruma Raj Ajjarapu
	Name:	Aruma Raj Ajjarapu
	Title:	Managing Member

/s/ E. Thomas Layton
E. Thomas Layton (signatory only as to the matters
described under “Cash and Accounting Controls”, “Director and Officer Compensation”, and “Officer and Director Restrictive Covenants”)